Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Ascent Solar Technologies, Inc. on Form S-3 (No. 333-267971) and Forms S-8 (Nos. 333-281685 and 333-278401), of our report dated March 31, 2025 relating to our audit of the financial statements, which appears in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Haynie & Company

Haynie & Company

Salt Lake City, Utah

March 31, 2025